99.28

KonaRed Corporation Closes
$1 Million Dollar Private
Placement Investment

January 28, 2014. Kalaheo, Hawaii - KonaRed Corporation (www.KonaRed.com ) (OTCBB: KRED); developers of the powerful Hawaiian Coffee Fruit wellness beverage which is sold in Whole Foods, Safeway, Sprouts, 7-Eleven, and many retail outlets throughout the U.S. and Canada, today announced it has closed a private placement investment with an institutional investor and another third party in the amount of US $1,000,000.

The new investment will provide interim working capital, while enabling KonaRed to expand its marketing and sales strategies and activities. A more detailed description of this investment is set forth in KonaRed’s Current Report on Form 8-K which will be filed with the SEC in the requisite time frame.

None of the securities issued in connection with the investment have been registered under the United States Securities Act of 1933, as amended (the “Act”), or under the securities laws of any state in the United States, and were issued in reliance upon exemptions from registration under the Act. None of the Securities may be offered or sold in the United States absent registration under the Act or pursuant to an available exemption from such registration requirements.

About KonaRed Corporation KonaRed Corporation is in the business of bringing the health and wellness attributes of Hawaiian Coffee fruit to the masses. KonaRed Corporation has developed an innovative, state of the art, proprietary process that produces antioxidant-packed extracts and powders from Hawaiian Coffee Fruit which are used in its Antioxidant Juices, Organic Green Teas, and On-the-Go Packs, as well as ingredients which can be added to food, beverages, and nutritional products. The company is headquartered in Kalaheo, Hawaii, and its products are sold in select Whole Foods, Albertsons, Safeway, Sprouts, Wal-mart, 7- Eleven, and many other retail outlets throughout the US and Canada. For Investor Relations information about the company, contact IR@KonaRed.com. For Media Inquiries, contact PR@KonaRed.com.

Notice Regarding Forward-Looking Statements This news release contains “forward-looking statements.” Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward- looking statements include, among other things, references to KonaRed’s endeavor being beneficial to consumers and shareholders alike. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products and operating as a development stage company, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements, except as required by applicable law, including the securities laws of the United States. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Contact: KonaRed Corporation Investor Relations
Email: IR@KonaRed.com
Website:  www.KonaRed.com